Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-13405, 333-81023 and 333-104280 pertaining to the Amended and Restated 1995 Equity Participation Plan of Ambassadors International, Inc. and in the Registration Statement on Form S-8 No. 333-129404 pertaining to the 2005 Incentive Award Plan of Ambassadors International, Inc.) of our report dated March 24, 2006, relating to the combined financial statements of American West Steamboat Company LLC and Related Entities, EN Boat LLC and QW Boat Company LLC as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 included in this Current Report on Form 8-K/A of Ambassadors International, Inc.

/s/ Mayer Hoffman McCann P.C.
MAYER HOFFMAN MCCANN P.C.

Orange County, California

March 24, 2006